EXHIBIT 10.2

Warrant

To Purchase 1,000,000 Shares of Common Stock of

SINGLE TOUCH SYSTEMS INC.

Grant Date: June 28, 2011

THIS WARRANT (the “Warrant”) certifies that, for value received, Pharmacy Management Strategies LLC (the “Holder”) is entitled, upon the terms and conditions hereinafter set forth, at any time on or after the Grant Date and on or before the close of business on the third anniversary of the Grant Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Single Touch Systems Inc., a Delaware corporation (the “Company”), up to 1,000,000 shares (the “Warrant Shares”) of common stock (the “Common Stock”) of the Company, subject to adjustment hereunder. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.          Acknowledgements.  The Holder, by acceptance of this Warrant, acknowledges that this Warrant is not granted under any Company Warrant plan and that this Warrant (and the Warrant Shares) does not have any registration rights. The Holder, by acceptance of this Warrant, acknowledges that this Warrant represents a full accord and satisfaction of any and all rights of the Holder against the Company and any of its affiliates under that certain agreement dated May 13, 2011 as subsequently revised and replaced in the entirety by that certain agreement dated March 14, 2012 and under any other written or oral agreement between the Company (or any of its affiliates) and the Holder.

Section 2.          Exercise.

a)        Exercise of Warrant.  Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Grant Date and on or before the Termination Date by (1) delivery to the Company of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto, accompanied by (2) payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank.  Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased.  The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.

b)        Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $0.40, subject to adjustment hereunder (the “Exercise Price”).

c)        Mechanics of Exercise.

i.           Authorization of Warrant Shares.  The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment of the Exercise Price therefor, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof.

ii.           Delivery of Certificates upon Exercise.  Certificates representing Warrant Shares shall be transmitted by the transfer agent of the Company to the Holder by physical delivery to the address specified by the Holder in the Notice of Exercise promptly after each exercise.

iii.          Closing of Books.  The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3.          Certain Adjustments.

a)        Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged.  Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

b)        Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer is made by any Person (whether by the Company or another Person) and is accepted by the holders of 50% or more of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), as such, (iv) the Company, directly or indirectly, in one or more related transactions effects any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property or any reclassification, reorganization or recapitalization of the Common Stock, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock (each a “Fundamental Transaction”), then, the Company shall make appropriate provision to ensure that the Holder will thereafter receive upon an exercise of this Warrant at any time after the consummation of a Fundamental Transaction but before the Termination Date, in lieu of the Warrant Shares (or other stock, securities, cash, assets or other property whatsoever) issuable upon the exercise of this Warrant before such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately before such Fundamental Transaction. If any holder of Common Stock is given any choice as to the stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to what receives it upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) before such Fundamental Transaction. The provisions of this paragraph shall apply similarly and equally to successive Fundamental Transactions.

c)        Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d)        Notice to Holder of Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 4.          Transferability.  This Warrant and any and all rights hereunder are not transferable by the Holder.

Section 5.          Miscellaneous.

a)        No Rights as Stockholder until Exercise.  This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company before the exercise hereof.

b)        Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

c)        Authorized Shares.  The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant.

d)        Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

e)        Interpretation.  The Holder, by acceptance of this Warrant, hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Company regarding any questions relating to this Warrant.

f)         Restrictions.  The Holder, by acceptance of this Warrant, acknowledges that Warrant Shares acquired upon the exercise of this Warrant will have restrictions upon resale imposed by state and federal securities laws.

g)        Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies.  Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)        Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i)         Successors.  This Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and of the Holder.

j)         Amendment.  This Warrant may be modified or amended or the provisions hereof waived, but only with the written consent of the Company and the Holder.

k)        Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

l)         Headings.  The headings used in this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated:  March XX, 2012
SINGLE TOUCH SYSTEMS INC.

By:
Name: James Orsini
Title: President

NOTICE OF EXERCISE

TO:           Single Touch Systems Inc.

The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the Warrant dated June 28, 2011, and tenders herewith payment of the exercise price in full in lawful money of the United States.

Dated:  ______________, 201_

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:  ___________________________________________

NOTE:  The signature to this Notice of Exercise must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company.